Exhibit 99.1

News Release

For Immediate Release October 9, 2018	For Further Information Contact: George Lancaster +1-713-966-7676 George.lancaster@hines.com

Hines Global Income Trust acquires leasehold interest in industrial business park in the Netherlands

(HOUSTON) – Hines, the international real estate firm, announced today that Hines Global Income Trust, Inc., has acquired the leasehold interest in Fresh Park Venlo, an industrial business park located in the Netherlands.

As one of Europe’s largest logistics hubs for food and fresh produce, Fresh Park Venlo is home to over 60 tenants and 70 additional food companies and suppliers doing business at the property. This includes commercial enterprises, wholesalers, processing companies, logistical service providers and packing companies handling produce such as fruit and vegetables and floriculture.

Located near to the strategic A73 motorway, Fresh Park Venlo sits in the middle of one of the largest agro food production areas in the Netherlands and enjoys a strategic location between the (import and export) ports of Rotterdam / Antwerp and the German-European market.

Due to its tri-modal road, waterway and rail transport network, Fresh Park Venlo can offer its occupiers sustainable supply and distribution channels.

Sherri Schugart, president and CEO of Hines Global Income Trust, said, “Fresh Park Venlo represents a compelling investment opportunity as it provides the fund access to a critical mass of fresh food logistics in a strategic location with connectivity to continental Europe's population centers. We are excited to add Fresh Park Venlo to our portfolio and expand our platform into European logistics by way of the Netherlands.”

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinessecurities.com/current-offerings/hgit/.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 207 cities in 24 countries. Hines has approximately $116.4 billion of assets under management, including $64 billion for which Hines provides fiduciary investment management services, and $52.4 billion for which Hines provides third-party property-level services. The firm has 109 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,319 properties, totaling over 431 million square feet. The firm’s current property and asset management portfolio includes 527 properties, representing over 224 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global Income Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.